Exhibit 99.1

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Contacts:

Investor Relations:	Public Relations:
Ed Lockwood	Rebecca Baer
(408) 519-9345	(408) 519-9225
Email: ir@tivo.com	Email: rebecca@tivo.com

Strong Consumer Demand Fuels Record Q1 Subscription Growth for TiVo;

Home Media Option Contributes to Improved Bottom Line Results

•	TiVo’s standalone and DIRECTV subscription growth increases 88% compared to Q1 last year, for a total subscription base of 703,000

•	Total service and technology revenues grew 63%, while significantly narrowing loss

•	TiVo extends licensing portfolio with new TiVo Basic service level to drive deployment

SAN JOSE, CA—May 22, 2003—TiVo (NASDAQ: TIVO), the creator of television services for digital video recorders (DVRs), announced today financial results for its first quarter ended April 30, 2003.

TiVo added approximately 79,000 new subscriptions in the first quarter, compared to 42,000 subscriptions in the first quarter of last year, bringing the total subscription base to approximately 703,000 as of April 30, 2003.

Total service and technology revenues were $16.1 million in the first quarter, a 63% increase over the $9.9 million of total service and technology revenues reported in the first quarter of last year. Net revenues were $28.5 million, more than double the $13.0 million of net revenues reported in the first quarter of last year. TiVo’s net loss for the quarter was $7.9 million, or $(0.12) per share, less than one quarter of the $35.2 million, or $(0.74) per share, net loss recorded in the same period last year.

“Our record first quarter growth clearly shows that TiVo continues to be a brand leader in the market as consumers embrace and demand DVR products,” said Mike Ramsay, TiVo’s Chief Executive Officer. “And, I am particularly pleased that we saw growth in both the TiVo-branded standalone and DIRECTV offerings, demonstrating significant momentum for TiVo and the category.”

Home Media Option™ Receives Strong Response at Launch

The launch of Home Media Option in the quarter contributed to strong revenue growth. The premium feature package promises to transform TiVo from a digital video recording device to an entertainment center that allows entertainment enthusiasts to effortlessly enjoy video, digital music and photos throughout the home.

“Initial response to Home Media Option confirms that many of our customers are interested in entertainment services that go beyond DVR,” explained Ramsay. “Home Media Option changes the way you enjoy digital content, just as TiVo changes the way viewers enjoy TV.”

TiVo Extends Licensing Portfolio with New TiVo Basic Service Level to Drive Deployment

Earlier this month, TiVo announced it will offer a new introductory service level, TiVo Basic service (see news release entitled “Basic Service Level From TiVo Provides Consumer Electronics Licensees Competitive Advantage”—dated May 8, 2003). This service will provide licensees the opportunity to include entry-level DVR functionality with high-value integrated products such as a combined DVD/DVR. TiVo licensee Toshiba is the first to announce an integrated product with the TiVo Basic service included. Toshiba’s SD-H400 integrated DVD with TiVo is expected to be available in retail later this year. This will be one of the first products available at retail that offers a program guide and basic DVR functionality in a product that is capable of upgrade to the full TiVo service offering and networked home entertainment, making this the most advanced integrated DVR product on the market.

Guidance

For the current fiscal year, we expect to add 450,000 to 600,000 subscriptions, more than double the number we added in FY-03. This would result in an installed base of over 1 million subscriptions by January 31, 2004. Service and technology revenues are expected to be $62 million to $70 million. We expect total operating loss for the year to be in a range of $27 million to $38 million.

Below is detail of guidance for the second quarter:

Second Quarter Business Outlook
(in millions, except subscription numbers)
Quarter ending July 31, 2003
Service and Technology Revenues	$15.5 – $16.5
Rebates, Revenue Share, and etc. to Channel	Approx. zero
Cost of service and technology revenues	$(6.5) – $(7.0)
Gross Profit	$9.0 – $9.5
Research and Development	$(6.9) – $(7.3)
Sales and Marketing and Sales and Marketing, Related Parties	$(5.7) – $(6.0)
General and Administrative	$(3.8) – $(4.0)
Operating Loss	$(6.9) – $(8.3)
Net Activations (in thousands)	65 – 80
Cumulative Subscriptions (in thousands)	768 – 783

Conference Call and Web Cast

TiVo will host a conference call to discuss fourth quarter financial and operating performance at 2:00 pm PT (5:00 pm ET), today, May 22, 2003. To listen to the discussion, please visit www.tivo.com/ir and click on the link provided for the webcast conference call or dial (913) 981-5581 and use the password 728394. The web cast will be archived and available through May 29, 2003 at www.tivo.com/ir or by calling (719) 457-0820 and entering the conference ID number 728394.

About TiVo

Founded in 1997 with the mission to dramatically improve consumers’ television viewing experiences, TiVo is the creator of television services for digital video recorders (DVR). TiVo’s leadership has defined and inspired the entire category, earning the company patents for pioneering inventions associated with DVR software and hardware design. TiVo was the first to deliver on the promise of consumer choice and control over TV viewing, building a loyal and passionate subscription base with over 97% of customers surveyed recommending TiVo to a friend. With a subscription base over 700,000, TiVo reported $111 million in net revenues for the twelve month period ended April 30, 2003. The company is headquartered in San Jose, CA. Additional information can be found at www.tivo.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s business, services, business development, strategy, customers or other factors that may affect future earnings or financial results. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the “Factors That May Affect Future Operating Results” and other risks detailed in our Annual Report on Form 10-K for the period ended January 31, 2003, filed with the Securities and Exchange Commission. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TiVo is a registered trademark of TiVo Inc. in the United States and other jurisdictions. All other company or product names mentioned may be trademarks or registered trademarks of the respective companies with which they are associated.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	April 30, 2003	April 30, 2002
Service revenues	$12,702	$8,216
Technology revenues	3,366	1,644

Service and Technology revenues	16,068	9,860
Hardware sales	14,809	3,780
Rebates, revenue share & other payments to channel *	(2,357)	(600)

Net revenues	28,520	13,040
Cost of revenues	7,803	5,453
Cost of hardware sales	14,178	3,665

Gross profit (loss)	6,539	3,922

Research and development	5,472	5,002
Sales and marketing	3,999	30,777
General and administrative	3,778	3,759

Operating loss	(6,710)	(35,616)

Interest and other expense, net	(1,160)	2,107
Preferred stock dividend and accretion		(220)
Accretion to redemption value of convertible preferred stock		(1,445)
Provision for taxes	(12)	—

Net loss attributable to common stock	$(7,882)	$(35,174)

Net loss per share—basic and diluted	$(0.12)	$(0.74)

Shares used in per share computation	64,021	47,344

Other Data
TiVo Service Subscriptions Net Additions	37	24
Service Provider Subscriptions Net Additions	42	18

Total Subscriptions Net Additions	79	42

TiVo Service Cumulative Subscriptions	433	270
Service Provider Cumulative Subscriptions	270	152

Total Cumulative Subscriptions	703	422

% of TiVo Service Cumulative Subscriptions paying recurring fees (excludes DIRECTV subscriptions)	34%	34%
Depreciation, amortization and other non-cash charges	2,137	14,096
Change in deferred revenue	1,444	11,777

* Reflects TiVo’s adoption of EITF 01-09, a new accounting rule which requires that certain sales & marketing expenses be treated as an offset to revenues.

TIVO INC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 30, 2003	January 31, 2003
ASSETS
Cash, cash equivalents and short-term investments	$39,657	$44,201
Accounts receivable, net	6,328	5,839
Accounts receivable—related parties	887	1,271
Inventories	5,269	7,273
Prepaid expenses and other	3,519	3,768
Prepaid expenses and other—related parties	7,827	7,825
Property and equipment, net	11,059	12,143

Total assets	$74,546	$82,320

LIABILITIES & STOCKHOLDERS’ DEFICIT
Accounts payable and accrued liabilities	$30,184	$33,023
Accounts payable and accrued liabilities—related parties	1,978	3,359
Deferred revenue	58,906	56,373
Deferred revenue—related parties	4,988	6,077
Convertible notes payable, long term (Face Value $10,450,000)	4,692	4,265
Convertible notes payable—related parties, long term (Face Value $10,000,000)	4,329	3,920
Total stockholders’ deficit	(30,531)	(24,697)

Liabilities & stockholders’ deficit	$74,546	$82,320